Exhibit 10.3

To Am. No. 1 to Registration Statement

[Form for CEO and President]

EXECUTIVE EMPLOYMENT AGREEMENT

BETWEEN

SUPERIOR DRILLING PRODUCTS, INC.

AND

Table of Contents

1.	Employment	1

2.	Compensation	1

3.	Equity Compensation Awards	2

4.	Employment Benefits	2

5.	Termination	3

6.	Severance	5

7.	Restrictive Covenants	6

8.	Cooperation	8

9.	Equitable Relief	8

10.	Personal Nature	9

11.	Section 409A	9

12.	General Provisions	9

Exhibit A – Competitive Activities		12

Index of Defined terms

Agreement	1
Annual Bonus	2
Base Salary	2
Cause	3
Change of Control	5
Company	1
Compensation	1
Compensation Committee	2
Competitive Activity	7
Confidential Information	6
D&O Insurance	2
Effective Date	1
Executive	1
Good Reason	4
IPO	1
Notice of Termination	4
Permanent Disability	4
Prevailing Party	10
Restricted Period	7
Retirement	4
Severance Benefits	5
Severance Payments	5
Severance Period	5
Term	1
Termination	3

FORM OF

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into between SUPERIOR DRILLING PRODUCTS, INC., a Utah corporation (the “Company”), and [G. Troy Meier] [Annette Meier], a Utah resident (“Executive”) effective as of the date on which the Company’s Form S-1 Registration Statement filed in connection with the Company’s initial public offering (“IPO”) is declared effective by the Securities and Exchange Commission (the “Effective Date”).

1.          Employment

1.1.          Position. Executive is currently employed by the Company as its [CEO] [President]. The Company desires to continue to employ Executive in that capacity after the effectiveness of the Company’s initial public offering (“IPO”), and Executive accepts that employment, according to the terms and subject to the conditions contained in this Agreement.

1.2.          Duties. Executive agrees to perform and assume the normal duties, responsibilities and authority of the Executive’s position comparable to other public corporations, as may reasonably be prescribed from time to time by the Company’s Board of Directors. Executive will report to the Board of Directors of the Company. The Executive will perform those duties at the Company’s executive offices, at Vernal, Utah, or at such other place as the parties may agree. Executive will devote Executive's full working time, attention, and energy solely to the business of the Company.

1.2.1.          Exceptions. Executive is not prohibited from accepting service as a director of a charitable or community organization or association where such service will be beneficial to the Company or to Executive’s professional development. Additionally, Executive will not be prohibited from making passive investments in other non-competing businesses, provided that those investments do not require Executive’s participation in those businesses’ management or operations.

1.3.          Board of Directors. So long as Executive is employed by the Company as its [CEO] [President], the Company agrees to nominate Executive for election to the Board of Directors at meetings of the Company’s equity holders called for the election of directors, and Executive agrees to accept such position if elected. The Executive will not receive any additional compensation for serving on the Board of Directors or any Board committees. If Executive ceases to serve as the Company’s [CEO] [President] for any reason, whether voluntary or involuntary, except for Termination of employment upon Executive’ Retirement (as those terms are defined in Section 5), Executive will immediately resign from the Board of Directors, unless the Board of Directors approves a resolution (not including Executive’s vote) appointing Executive to the vacancy on the Board that would be caused by Executive’s resignation under this section. Receipt of any Severance Benefits (as defined in Section 6) to which Executive may otherwise be entitled under this Agreement, or otherwise, may be conditioned upon Executive’s tender of that resignation.

1.4.          Term. This Agreement is effective as of the Effective Date and will remain in force until terminated under Section 5 (“Term”).

2.          Compensation

For services rendered by Executive under this Agreement, the Company agrees to pay Executive during the Term, and Executive agrees to accept, the following Base Salary, Annual Bonus, and Equity Compensation (collectively, the “Compensation”), less all amounts required by law to be withheld, deducted or collected in connection with the Compensation. All cash Compensation is payable in monthly or bi-monthly installments in accordance with the Company’s normal payroll policies, as those policies may be changed from time to time.

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2.1.          Base Salary. The Company will pay Executive an annual base salary of [$475,000] [$425,000] (“Base Salary”). The Board of Directors will review the Base Salary annually, and may increase the Base Salary, in its sole discretion. However, in no event will the Company reduce the Base Salary to less than that set for the preceding year. During the Term, the Compensation Committee of the Board of Directors (the “Compensation Committee”) will review the Base Salary annually and may increase the Base Salary, and the term “Base Salary” will refer to all such increased amounts.

2.2.          Annual Bonus. The Company will pay to Executive an annual cash bonus, for each full or partial fiscal year of the Company during the Term, in a minimum amount equal to 70% of Executive’s Base Compensation, and a maximum amount equal to 110% of Executive’s Base, for that period (the “Annual Bonus”). The amount of each Annual Bonus will be determined in the sole discretion of the Compensation Committee based on its assessment of the Company’s performance and Executive’s individual performance in relation to Company performance targets, a subjective evaluation of Executive’s performance, or such other criteria as may be established by the Compensation Committee for the Company’s next fiscal year or specified partial period and communicated to Executive before the beginning of that year or period.

3.          Equity Compensation Awards

Executive will be eligible to receive awards under the Company’s 2014 Stock Incentive Plan, or other long-term incentive or equity-based compensation plans applicable to the Company’s employees, in an amount and under the terms to be determined by the Compensation Committee from time to time.

4.          Employment Benefits

4.1.          General Benefits. During Executive’s full-time employment the Company will provide Executive with the same employee benefits as provided to the Company’s other executives.

4.2.          Vacation. Executive will be entitled to a total of 30 business days paid leave for vacation per calendar year, excluding established Company holidays in accordance with the policies and practices of the Corporation in effect from time to time. Vacation days will be pro-rated for any partial calendar year. The Executive will take vacation at such times as are reasonably acceptable to the Corporation having regard to the demands of its operations. Any vacation days not used in an calendar year will be automatically rolled over into the next calendar year.

4.3.          Other Paid Time-Off. Executive will be entitled to additional paid time-off for sick days, statutory holidays and Company’s office closures in accordance with the Company’s policies as in effect from time to time.

4.4.          Expenses. The Company will pay or reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in connection with the performance of Executives duties under this Agreement upon presentation of appropriate documentation in accordance with the Company’s normal business expense reimbursement policy.

4.5.          Insurance

4.5.1.          Director and Officer Insurance; Indemnification. The Company will provide, continue and maintain a directors and officers’ liability insurance policy (“D&O Insurance”) appropriate to the nature of Executive’s responsibilities as an executive officer and director of a public company. On the Effective Date, Executive and the Company will enter into an indemnification agreement in substantially the form filed with the SEC in connection with the IPO.

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4.5.2.          Health Insurance. The Company will provide health insurance coverage to Executive, and any spouse and child dependents, with health care insurance coverage at the level provided by the Company to all other employees, beginning effective as of the Effective Date. The Company agrees to pay 100% of the premiums for that coverage. Executive acknowledges that the Company may change its insurance policies at its discretion and that those polices are not an employment contract.

4.5.3.          Life Insurance. The Company will purchase and provide a term life insurance policy on the life of Executive which is (a) payable to the Company so long as Executive is employed by the Company, at no cost to Executive, and (b) payable to Executive’s designated beneficiary if Executive is no longer employed by the Company, if Executive assumes payment of the premiums. The face value of the policy will equal a minimum of three times Executive’s annual Base Compensation.

5.          Termination

5.1.          Payments Due on Termination. Upon termination of Executive’s employment with the Company (“Termination”), the Company will pay to Executive the following amounts, in accordance with the Company’s normal payroll procedures and applicable law:

5.1.1.          all Base Compensation earned by Executive, and accrued but unused vacation time, through the Termination Date,

5.1.2.          a pro rata portion of any unaccrued Annual Bonuses or other incentive compensation to which Executive may be entitled, based on the number of days Executive was employed by the Company during the relevant period, unless Executive was terminated for Cause under Section 5.2.1, below, in which case no such amounts will be payable, and

5.1.3.          any Severance Payments to which Executive may be entitled under Section 6.

5.2.          Events of Termination. Executive’s employment may be Terminated at any time by mutual agreement of the parties, or as otherwise provided in this section.

5.2.1.          For Cause. The Board of Directors may immediately terminate Executive’s employment at any time for Cause (after reasonable notice is provided to Executive, and Executive is given an opportunity, together with counsel, to be heard before the Board), upon written notice specifying the Cause. “Cause” means:

(a)          Executive’s gross and continuing neglect of duties (other than any such failure resulting from Executive’s incapacity due to physical or mental illness), or refusal or repeated failure to comply with Company policies or carry out reasonable directives of the CEO or the Board of Directors, for a period of 10 days after a written demand for substantial performance is delivered to Executive by the Board, which specifically identifies the manner in which the Board believes that Executive has not substantially performed Executive’s duties or complied with Company policies;

(b)          Executive’s willful and material violation of the Company’s Code of Conduct, Code of Ethics, Insider Trading Policy, or other codes of conduct or policies regarding behavior of employees adopted by the Board of Directors, as may be in effect from time to time;

(c)          Executive’s failure to fully and promptly disclose any conflict of interest that is required by applicable law or Company policy to be disclosed to the Board of Directors,

(d)          Executive’s violation of (a) Section 7, or (b) any other material breach of this Agreement after written notice and a reasonable opportunity to cure that breach;

(e)          Executive’s conviction of, or entry of a plea of guilty or no contest with respect to, a felony or any lesser crime of which fraud or dishonesty is a material element; or

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(f)          any other dishonesty fraud or material misrepresentation, or any other act or failure to act by Executive that, in the reasonable good faith business judgment of the Board of Directors, substantially impairs Company’s business or reputation.

For purposes of establishing Cause, no act or failure to act by Executive will be “willful” unless it is done, or omitted to be done, by Executive in bad faith or without Executive’s reasonable belief that the applicable action or omission was in the Company’s best interest. Any act or failure to act by Executive that is based upon authority given pursuant to Board resolution, upon the instructions of the Board, or based upon the advice of Company counsel will be presumed conclusively to be done, or omitted to be done, by Executive in good faith and in the Company’s best interest.

5.2.2.          Voluntary Termination; Retirement. The Executive may terminate employment with the Company upon at least 90-days written notice to the Company, (a) at any time for any or no reason (“Voluntary Termination”), or (b) in order to retire after Executive reaches 65 years of age (“Retirement”). Upon the Company’s request, Executive agrees to assist the Company in finding a replacement for Executive’s current position, and (ii) if that replacement is found within the 90-day notice period, to assist the Company in effecting a smooth transition (the “Transition Assistance”).

5.2.3.          Good Reason. The Executive may terminate employment with the Company for Good Reason after giving the Company written notice and a reasonable opportunity to cure. “Good Reason” means (a) a Termination which occurs within 30 days of the date on which there is a Change of Control (as defined in Section 6.4), (b) the failure of the Company to substantially comply with the terms of this Agreement, or (c) the Company has changed Executive’s duties to that a degree that that Executive is no longer principally performing duties at a level of responsibility generally ascribed to the title set forth in Section 1.1.

5.2.4.          Death. This Agreement will terminate upon the date of Executive's death. In addition to earned Base Compensation, the Company will pay to Executive's estate a pro-rata share of any unaccrued cash bonus or other cash incentive compensation payable to Executive as of the date of death. However, that bonus or incentive compensation will not be payable until after financial results for the period are known and the estate’s pro-rata amount can be computed.

5.2.5.          Permanent Disability. If Executive has a Permanent Disability, then the Company will have the right to terminate Executive’s employment and this Agreement upon written notice to Executive. In that case, the Company will have no further obligations under this Agreement, except to pay any unpaid Compensation due to Executive through the date of Termination. “Permanent Disability” means that (a) Executive has been unable to perform Executive’s duties as a result of incapacity due to physical or mental illness, (b) the inability continues for at least 60 consecutive calendar days or 90 nonconsecutive days during any consecutive 12-month period after its commencement, and (c) the incapacity is determined to be total and permanent by a physician selected by Company.

5.3.          Notice of Termination. Except in the event of Executive’s death, the terminating party must provide the other party with written Notice of Termination, delivered in accordance with the notice provisions of this Agreement. For purposes of this Agreement, “Notice of Termination” means a notice that states the specific termination provision in this Agreement relied upon, the date of Termination, and the facts and circumstances claimed to provide a basis for termination of employment, in reasonable detail. The date of Termination of Executive’s employment shall be the date stated in the Notice of Termination, will be no less than 60 days after delivery of the Notice of Termination, except that the date of Termination (a) by Executive without Good Reason will be the date stated in the Notice of Termination, or (b) by the Company for Cause will be the date that the Notice of Termination is delivered to the Executive.

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6.          Severance

6.1.          Severance Payments. The Executive will be entitled to receive Severance Payments upon Termination only (a) to the extent specifically set forth in this Section 6, and (b) after Executive executes a full release of claims related to Executive’s employment and termination in a form acceptable to the Company, in its reasonable discretion. “Severance Payments” means (i) any Severance Payments to which Executive is entitled under this Section 6, (ii) any Company health insurance (or separate insurance providing comparable coverage), not including any COBRA benefits to which Executive may be entitled upon termination, and (iii) other employee benefits, if any, in which Executive is participating at the time of termination of employment (collectively, “Severance Benefits”).

6.2.          Severance Payment and Period

6.2.1.          For Cause or Voluntary Termination. Executive will not be entitled to any receive any Severance Benefits if (a) the Company terminates Executive’s employment for Cause, or (b) Executive voluntarily Terminates employment with the Company without Good Reason.

6.2.2.          Without Cause, with Good Reason, or upon Retirement or Change of Control. If (a) the Company terminates Executive’s employment without Cause, or (b) if Executive terminates employment for Good Reason, or upon Retirement or a Change of Control, then the Company will pay (i) Executive’s Base Salary and other compensation and benefits through the date of Termination and (ii) a Severance Payment equal to Executive 's Base Salary for one year from the date of Retirement or Change of Control, or for the remainder of the Term, whichever is greater.

6.2.3.          Death; Permanent Disability. In the event of Executive’s death or Permanent Disability, the Company will pay to Executive (or Executive’s estate) an amount equal to Executive’s Base Salary for the longer of (a) the remaining Term, or (b) 90 days after the applicable event (each also a “Severance Period”).

6.3.          Payment Schedule. All Severance Payments due under this Section 6.1, after all deductions, withholdings, and collections required by law, will be payable in equal monthly installments over the Severance Period according to the Company’s standard payroll schedule.

6.4.          Change of Control. The parties recognize that a Change of Control of the Company could be detrimental to Executive’s continued employment. Accordingly, in order to give further assurances to Executive to enter into this Agreement, if following a Change of Control Executive does not have and is not offered a position with salary and benefits that are comparable or better in the aggregate as those provided to Executive under this Agreement, then Executive will have the right, but no obligation, to terminate this Agreement and employment with the Company by written notice to the Company within 30 business days after receiving notice that the Change of Control has occurred. “Change of Control” means:

6.4.1.          a transaction or single series of related transactions which causes merger or consolidation of the Company; sale, exchange or transfer of the Company’s then-outstanding voting securities; or sale, exchange or transfer of all or substantially all of the Company’s assets; to any person or entity where, immediately after the transaction(s),

(a)          the survivor or purchaser is not controlled by the Company and is not under common control with the Company; or

(b)          (b) the Company’s security holders do not retain direct or indirect beneficial ownership of more than 50% of the total combined voting power of the outstanding voting securities of the Company or of the entity to which the assets or voting securities of the Company were transferred, as the case may be, in substantially the same proportions as their ownership of the Company’s outstanding voting securities immediately before the transaction(s).

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6.4.2.          (a) the Company’s dissolution or termination of existence or insolvency, (b) the appointment of a receiver for any part of the Company’s property, (c) any assignment by it for the benefit of creditors, or (d) the commencement of any proceeding with regard to it under any bankruptcy or insolvency laws.

6.5.          Release. Executive acknowledges and agrees that any and all Severance Benefits are conditional upon and subject to Executive’s delivery to the Company of a signed general release and waiver, in the form requested by the Company, of all claims Executive may have against the Company and its directors, officers and affiliates, except as to matters covered by provisions of this Agreement that expressly survive the termination of this Agreement.

6.6.          Mitigation. The Executive will not be required to seek other employment in order to mitigate the Severance Benefits. The Severance Benefits will not be reduced by any compensation earned by Executive as a result of employment by another company, self-employment or otherwise that does not violate the provisions of Section 7.

7.          Restrictive Covenants

7.1.          Confidentiality

7.1.1.          Agreement Terms. The terms of this Agreement will be held in confidence by each of the parties and will not be disclosed by either party without the other party’s consent, except to the extent that disclosure is required by applicable law, including the rules and regulations of the Securities and Exchange Commission, or by order of a court of competent jurisdiction.

7.1.2.          Confidential Information. Executive agrees not to directly or indirectly disclose or make available for use to anyone other than the Company or its affiliates, either during or after the Term, any Confidential Information known to Executive as a result of this relationship with the Company, except as authorized in writing by the Company or required by court order. “Confidential Information” means, but is not limited to, all designs, know-how, software, hardware, manuals, drawings, trade secrets, calculations, research, specifications, customer lists, supplier lists, costs, marketing materials, business and financial records, and all other information related to the business or prospective business of the Business, the Company, or its affiliates. Confidential Information does not include information that is (a) generally or readily available to the public, (b) publicly known or becomes publicly known through no fault of Executive, or (c) received from a third party without violation of a nondisclosure obligation.

7.1.3.          Return of Confidential Information.

(a)          Ownership; Return. All tangible and intangible forms of information and all physical property made or compiled by Executive prior to, during or after the Term containing or relating in any way to Confidential Information will be the Company’s exclusive property. The Executive will return all Confidential Information to the Company upon termination of Executive’s relationship with the Company or at any other time upon the Company’s request.

(b)          Executive-Created Confidential Information. Executive agrees to promptly disclose to the Company all Confidential Information developed in whole or in part by Executive during Executive's employment with the Company and which relates to the Company's business. Such Confidential Information is, and will remain, the exclusive property of the Company. All writings created during Executive's employment with the Company (excluding writings unrelated to the Company's business) are considered to be "works-for-hire" for the benefit of the Company and the Company will own all rights in such writings. Washington law requires the following notice be given to Executive:

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7.2.          Inventions and Work Product. The Executive will disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, valuable discoveries, marketing or other plans, customer lists, or ideas (including but not limited to manuals, software, training programs, databases, techniques, improvements, and other developments), and all tangible manifestations thereof, whether patentable or not that are conceived or made by Executive, solely or jointly with another, during the Term of this Agreement and that are related to the business or activities of the Company regardless of whether or not such ideas, inventions, or improvements qualify as “works for hire.” The Executive hereby assigns and agrees to assign all Executive’s interests therein to the Company or its nominee, excepting only to the extent that the invention is one for which no equipment, supplies, facility or trade secret information of the Company was used and that was developed entirely on Executive’s own time, unless (a) the invention relates (i) directly to the business of the Company, or (ii) to Executive’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Executive for the Company. Whenever requested to do so by the Company, Executive will execute any and all applications, assignments or other instruments that the Company will deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company’s interest therein. Notwithstanding the above, this Agreement does not require Executive to assign to the Company any invention by Executive for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time unless the invention related (a) directly to the Company's business, (b) to the Company's actual or demonstrably anticipated research or development, or (c) the development results from any work performed by Executive for the Company.

7.3.          Non-Competition

7.3.1.          For a period of one year following termination with or without Cause or Voluntary Termination (the “Restricted Period”), Executive will not, without the prior written consent of the Company, in its sole and absolute discretion, directly or indirectly, on Executive’s own behalf or in the service of or on behalf of others as a shareholder, director, officer, trustee, consultant, independent contractor, employee or other agent, engage in, or be employed by, or solicit business for, or provide services to engage in, or have any interest in any corporation, limited liability company, partnership or other enterprise that engages in any Competitive Activity in North America. “Competitive Activity” means any ownership, operation, management or financing, of business engaged in for the companies listed on Exhibit A, as the Company may amend from time to time. Competitive Activity does not include the ownership by Executive of equity securities in any publicly-traded corporation that does not exceed 5% of the outstanding capital stock of that corporation.

7.3.2.          Notwithstanding anything to the contrary in the Agreement, Executive may (a) directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person, and (ii) does not, directly or indirectly, own 1% or more of any class of securities of such person, and (b) during the portion of the Restricted Period following termination of Executive’s employment, be employed by or provide services to, any private equity firm or hedge fund, so long as Executive has no participation whatsoever in any fund invested in a Competitive Activity.

7.4.          Non-Solicitation. Executive agrees that for the Restricted Period, he will not, directly or indirectly, for the benefit of Executive or any other person, (a) solicit business from any then-current or prospective client or customer or supplier of the Company or any of its subsidiaries, (b) induce or cause any customer or supplier to reduce, terminate, or otherwise change its business relationship with the Company, or any of its subsidiaries, in any manner, or (c) induce or solicit any employee, or any independent contractor, consultant or other agent of the Company, or any of its subsidiaries, to leave employment or other relationship with the Company or to accept any other employment or relationship. A prospective client or customer is one with whom Company, or any of its subsidiaries, have had discussion or contact during the Term of this Agreement, or with whom Executive has been notified that the Company, or its subsidiaries, are contemplating doing business.

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7.5.          Non-Disparagement. Executive agrees not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or the officers, directors or managers of the Company, at any time, other than to the extent reasonably necessary in order to (a) assert a bona fide claim against the Company arising out of Executive’s employment with the Company, or (b) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding. The Company agrees to instruct its directors and executives not to (whether during or after Executive’s employment with the Company) issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about Executive other than to the extent reasonably necessary in order to (i) assert a bona fide claim against Executive arising out of Executive’s employment with the Company, or (ii) respond in a truthful and appropriate manner to any legal process or give truthful and appropriate testimony in a legal or regulatory proceeding.

7.6.          Reasonableness of Restrictions. Executive acknowledges having read and understood this Section 7 and having been given the opportunity to consult an independent attorney. Executive acknowledges that the covenants set forth in this Section 7 (a) do not impose unreasonable restrictions or work a hardship on Executive, (b) are necessary and fundamental to the protection of the Company’s business, (c) are reasonable as to scope, duration, and territory, (d) are given as a condition to the Company entering into this Agreement, and (e) are necessary to preserve the Company’s legitimate business interests. If any provision relating to time period or geographic area of any restriction set forth in this Section 7 is declared by a court of competent jurisdiction to exceed a maximum time period or area of restriction, then the time period or area of restriction that the court finds to be reasonable and enforceable will be deemed to become, and thereafter will be, the maximum time period or geographic area of such restriction as to Executive.

7.7.          Enforceability. Any provision of this Section 7 that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but will be enforced to the maximum extent permitted by law, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. For purposes of this Section 7, the Company shall be construed to include the Company and its subsidiaries and controlled affiliates.

7.8.          Remedies. The Executive acknowledges and agrees that the obligations in this Section 7 (a) are the essence of this Agreement, (b) are reasonable and necessary to protect the Company’s legitimate business interests and good will, and (c) do not unreasonably interfere with Executive’s ability to earn a living during the restricted period.

8.          Cooperation

During the Term, as well as after expiration of the Term, Executive agrees to cooperate (a) with the Company in the defense of any legal matter involving any matter that arose during Executive’s employment with the Company and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation. The Company agrees to cooperate with the Executive in the same manner as described above.

9.          Equitable Relief

Executive acknowledges and agrees (a) the Company’s rights in this Agreement are unique, and that money damages alone for Executive’s breach of this Agreement would be inadequate, (b) that the Company is entitled to injunctive and other equitable relief to prevent or curtail Executive’s breach of any provision of this Agreement, and in particular, Section 6.5 notwithstanding any other provision of this Agreement and in addition to any other remedy the Company may have under this Agreement or at law, and that such right to injunction will be cumulative and in addition to whatever other remedies the Company may possess and (c) that the Company is not required to post any bond or other security in connection with pursuing injunctive and other equitable relief.

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10.         Personal Nature

This Agreement is personal and is being entered into based upon Executive’s singular skill, qualifications and experience. Executive grants the Company the right to use Executive’s name, likeness, or biography in connection with (a) the services performed by Executive, and (b) advertising or exploitation of any project with respect to which Executive performs services.

11.         Section 409A

The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, Executive will not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement will be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between Executive and the Company during the six-month period immediately following Executive’s separation from service will instead be paid on the first business day after the date that is six months following Executive’s separation from service (or, if earlier, Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to Executive under this Agreement will be paid to Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment.

12.         General Provisions

12.1.          Further Assurances. Each of the parties will execute any documents and take any other actions as may be reasonably required or desirable to carry out the provisions of this Agreement.

12.2.          Board Approval. The Company represents and warrants to Executive that the terms of this Agreement have been approved by the Company’s Board of Directors prior to its execution by the Company.

12.3.          Notices. The parties will deliver any notices required or permitted under this Agreement in writing by personal or courier delivery, email, confirmed facsimile transmission, or by registered or certified U.S. mail, return receipt requested and postage prepaid, to address set forth below the parties' signatures or other address specified by a party in writing. Notices will be deemed effective as of the date of personal or courier delivery, confirmed facsimile transmission, or two business days after the date on the U.S. postmark affixed to the notice.

12.4.          Dispute Resolution. The parties will first make a good faith effort to settle by negotiation any dispute regarding this Agreement. If a settlement has not been reached within 15 days of beginning that negotiation, then the dispute will be submitted for mediation. The parties agree to participate in that mediation in good faith. If settlement is not been reached in the mediation proceeding, then either party may submit the dispute to binding arbitration by a mutually acceptable arbitrator, and the other party agrees to participate in that arbitration proceeding. If the parties cannot agree on an arbitrator, then each party will select one arbitrator, and those two arbitrators will select a third arbitrator who will conduct the arbitration. Any arbitration under this section will be conducted in Unitah County, Utah, pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction of the matter. However, this section will not apply to (a) actions for equitable relief, or (b) actions to enforce any mediation or arbitration award. In any action under the preceding clauses (a) or (b), each party waives all rights to a jury trial.

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12.5.          Independent Counsel. Executive acknowledges that the terms of this Agreement have been mutually negotiated, with each party having the opportunity to seek the advice of legal counsel and will not be construed against any party. Executive acknowledges that (a) the Company has recommended that Executive obtain independent legal advice regarding this Agreement, and that Executive has had an adequate opportunity to seek legal counsel, (b) Executive has been represented by separate counsel in connection with this Agreement, and that (c) Wong Fleming, P.C. is legal counsel solely for the Company.

12.6.          Attorney Fees. The Prevailing Party in any mediation, arbitration, other dispute resolution proceeding, or litigation, concerning this Agreement is entitled to reimbursement of its court costs and reasonable attorney fees by the non-prevailing party, including costs and fees incurred on appeal or in a bankruptcy proceeding. “Prevailing Party” means a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense.

12.7.          General Provisions. This Agreement (a) is person to Executive and cannot be assigned to another party by Executive, (b) will be enforced, governed and construed exclusively under the laws of the State of Utah and under the jurisdiction of and venue in any appropriate court in Unitah County, Utah, (c) benefits and is binding upon each of the parties and their respective heirs, estate, legal representatives, successors and assigns, as applicable, (d) is not intended for the benefit of any creditors or other third parties, (e) will remain in full force and effect to the extent possible if any portion of this Agreement is declared invalid by a court having jurisdiction, (f) constitutes the entire agreement of the parties, and supercedes all previous agreements, written or oral, with regard to its subject matter, (g) may only be waived or modified in writing signed by all parties, and a party’s waiver of, or failure to enforce, any provision of this Agreement will not be construed as a waiver of any subsequent breach of that or any other provision, and (h) may be signed in two or more counterparts, which together constitute one and the same document.

Signatures are on the following page

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Executive Employment Agreement signature page

Signed as of the first date written above.

EXECUTIVE	SUPERIOR DRILLING PRODUCTS, INC.

Signature:	By:
Name:	Name:
Title:
Address:
Address: 1583 South 1700 East
Facsimile:	Vernal, UT 84078

Facsimile:

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Exhibit A – Competitive Activities

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